EXHIBIT 10.3

5405 Windward Parkway Alpharetta, GA 30004 T 1-844-428-2667 www.avanos.com

April 28, 2025

Mr Jason Pickett
Delivered via Hand Delivery

Re: Amendment to November, 2014 Offer Letter

Jason,

Based on the discussions with the Board of Directors, this amendment will memorialize the changes to the role and compensation of your original offer letter that have gone into effect.

Role
Effective April 14, 2025, you will be appointed Interim Chief Financial Officer and Treasurer reporting to David Pacitti, Chief Executive Officer. If this role is made official after the confidential search, a new offer letter will be issued to outline the details of the new role. If the role is not offered, you will be eligible to return to the VP, Finance and Treasurer role that you held prior to this date.

Compensation
During the period in which you hold the Interim Chief Financial Officer role and effective on April 14, 2025, your compensation will be as follows:

Base Salary
Your starting salary will be $350,000 per year and is subject to applicable withholdings and deductions. In addition, you will receive a stipend of $30,000 per month during the time you are in the Acting role. Consistent with our practices for salaried officers, your salary will be paid semi-monthly on the 15th and last working day of the month.

Long-Term Incentive Compensation
Effective on April 22nd and in accordance with ther terms and conditions of the Avanos Equity Participation Plan, a special grant of $200,000 will be issued. The grant will consist of TRSU’s with a 12 month vesting schedule. Should you be appointed into the role longer term, a new offer letter with compensation details will be provided.
Future annual long-term incentive target grant amounts, along with the grant type and mix, are subject to change by the Board of Directors in their discretion. The complete terms and conditions of Avanos’ Equity Participation Plan are set forth in Avanos’ plan document.

EXHIBIT 10.3

I believe this captures the totality of the changes discussed with you. If you have any questions, please feel free to contact me directly.

Regards,

/s/ John W. Cato
John W. Cato
Vice President, Global Human Resources

To indicate your acceptance of this amendment and its terms and conditions, please sign in the space provided below.

ACCEPTED:

/s/ Jason Pickett
Jason Pickett
April 28, 2025